FOR IMMEDIATE RELEASE:                                       NEWS
July 27, 2001                                            OTC-VARL


VARI-L COMPANY ANNOUNCES RESIGNATION OF DIRECTOR

DENVER, Colorado -- Vari-L Company, Inc. (OTC-VARL), a leading provider of advanced components for the wireless telecommunications industry, today announced the resignation of Jae H. Shim from the company's board of directors. Mr. Shim stated that he needed to devote more time to the operations of his own company, Mobigence, Inc., based in San Jose, California and therefore could no longer devote the time necessary to meaningfully participate in the activities of Vari-L.

"Although we regret Jae's departure and will miss his valuable contributions to the company and the board of directors, particularly his in depth knowledge of wireless technology, we understand and accept his reasons for leaving," said Chuck Bland, president and chief executive officer. Mr. Bland added that the Company intends to replace Mr. Shim and is reviewing the qualifications of a number of candidates.

Headquartered in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agere, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Boeing Satellite Systems, Harris, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Nokia, Novatel Wireless, Raytheon, and Siemens.
Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the interest and availability of qualified candidates for the Company's Board of Directors, which may be affected by the Company's own future success and by general economic conditions in the United States and the overseas markets served by the Company, the success of the products into which the Company's products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, and the outcome of pending and threatened litigation and regulatory actions as well as other factors.


CONTACTS:

Vari-L Company, Inc.         Pfeiffer High Public Relations, Inc.
Chuck Bland, President & CEO                         Jay Pfeiffer
Rick Dutkiewicz, CFO                                 303/393-7044
303/371-1560                                 jay@pfeifferhigh.com
www.vari-l.com